Exhibit T3B.14

Directory n.4336 Collection n. 2625
CONSTITUTIVE ACT
ITALIAN REPUBLIC
The year two thousand twelve the twenty-ninth day of November in Rome and in my studio.
29 November 2012
Before me doctorMATILDE COVONE notary in Rome with
study in Via Ravenna n. 15, registered in the Role of the Districts
United Notaries of Rome, Velletri and Civitavecchia,
IS PRESENT
- THE LICATA PAOLA, born in Palermo on 31 July 1969 and domici-
liata in Rome, Via del Fontanile Arenato 86, and for the purposes of present deed at Hogan Lovells Law firm, Piazza Ve-
nezia n. 11, Rome, which intervenes in the present deed not
on his own but in the name and on behalf of a special prosecutor of society "AEGERION PHARMACEUTICALS Inc.", with registered office-
le in 2711 Centerville Road, Suite 400, Wilmington, County of
New Castle, Delaware (United States of America), a company of-
American law, incorporated in the United States of America in date February 4, 2005, Share Capital in US dollars
Variable, registered with the Section of the Companies at the-
State of Delaware (United States of America) al
n. 3922075, Italian fiscal code 97601850155, right-
special care given by Ms. Anne Marie Cook born in
Boston (Massachusetts - United States of America), October 13th

1961 and residing at 78, Walnut Street, Braintree, MA 02184
(United States of America), as legal representative of
company, and authenticated by the Public Notary of the State of
Massachusetts (United States of America), Kelley M. Harris in
dated 16 November 2012, power of attorney which, drawn up and signed both in English and in Italian and regularly
equipped with Apostille on 19 November 2012 n.1635940 of
State Secretary of the State of Massachusetts (United States-
of America), William Francis Galvin is attached to the original to the present act under the letter "TO"while attaching below the letter "B"sworn statement of asseveration
of the translation related to the notarial authentication affixed in lime to the same proxy, of the stamp placed at the bottom of the quoted authentic and of the Apostille of which it is equipped, minutes from me Notary received today in the repertoire n.
Of the personal identity of the constituted, Italian citizen,
I, the Notary, am certain.
ARTICLE 1
A limited liability company is incorporated-
under the name:
"AEGERION PHARMACEUTICALS SRL." .
ARTICLE 2
The company's headquarters is in Turin.
For the sole purpose of registering the deed of incorporation in the Regi-
of companies, the appearing party declares that the current in-

address of the company is set in Via San Francesco d'Assisi
n. 22.
The Administrative Body has the right to change the address
of the company within the same Municipality by means of-
simple communication to the Business Register; it is up to
the shareholders decide to establish secondary offices, or the transfer of the office to a Municipality other than the one above indicated.
The company is contracted for an indefinite period.
Members have the right of withdrawal pursuant to the article
2473 second paragraph of the civil code.
ARTICLE 3
The share capital is set at € 10,000.00 (ten thousand
comma zero zero) and is fully assumed and subscribed to
money from the company "AEGERION PHARMACEUTICALS Inc.",
which as represented states that the same has been integrated-
and paid as shown in the receipt issued by
Bank "Cassa di Risparmio di Ferrara SpA." Rome office on
November 27, 2012 presented to me and
which will be presented in copy at the time of registration of the pre-acts in the Business Register.
The Administrative Body is delegated to withdraw the percentage of share capital deposited in the Bank, releasing the receipt with exemption for the Bank from each liability.
ARTICLE 4

The company is managed, alternatively, at the choice of the
Partners there in the appointment:
a) by a single administrator;
b) by a board of directors composed of 2 (two) or
more members, according to the number determined by the members at the time of the appointment;
c) by two or more directors with joint powers or-
disjoint.
Directors may also be appointed as non-shareholders and, assuming the possibility of appointing directors in violation of
Article 2382 of the Civil Code, the same will cease automatically-
technically from office.
The Administrative Body remains in office until revocation or resignation-
or for the period established at the time of appointment.
The administration of the company is entrusted to a board of
Administration.
The first Board of Directors is composed of-
the gentlemen nominated:
- MAXIMUM BORIERO , born in Turin on 10 September 1961, resident-
tooth in S.Terenzo di Ierici (SP), Via XX Settembre n. 41 e
domiciled for the purposes of this deed in Turin, Via San
Francis of Assisi n. 22, tax code BRR MSM 61P10 L219Q,
Italian citizen;
- BOURSIER JEAN-YVES PHILIPPE , born in Cannes (France) on the 9th
April 1959, residing in Besancon (France), 5 / A, Rue Char-

les Krug, domiciled for the purposes of the present act in Turin,
Via San Francesco d'Assisi n. 22, Italian fiscal code BRS
JYV 59D09 Z110E, French citizen;
- COOK ANNE MARIE, born in Boston (Massachusetts - United States of America) on October 13, 1961, domiciled in Braintree, MA
02184 (United States of America), 78, Walnut Street, domiciled for the purposes of this deed in Turin, Via San Francesco d'As-
sisi n. 22, Italian tax code CKO NMR 61R53 Z404X, cit-
American tadina;
- FITZPATRICK MARK JOSEPH , born in Hoyoke (Massachusetts -
United States of America) 1 October 1962, domiciled in
Newton, MA 02461 (United States of America), 48, Harrison
Street, domiciled for the purposes of this deed in Turin, Via
Saint Francis of Assisi n. 22, Italian tax code FTZ MKJ
62R01 Z404Q, American citizen.
By way of derogation from the provisions of the articles of association-
the Chairman of the Board of Directors, Mr. Boriero Massimo
which President is the represenative
of the company and has the powers established by the Articles of Association
The Administrative Body thus appointed has the widest powers for the ordinary and extraordinary management of the company, with authority to carry out all the deeds that it deems necessary and / or appropriate for implementing and achieving the social purpose excluding only those that the law and the rules of

functioning are reserved to the members' decision.
ARTICLE 5
The financial year ends on the 31st (thirty-first) December of each year.
The first financial year will close on 31 (thirty-one) of-
December 2013 (two thousand and thirteen).
The Administrative Body in accordance with the law and the
provisions of these operating rules, provides
for the preparation of the financial statements, composed and accompanied by the regulations of article 2423 of the civil code, to be submitted to the ap-
trial of the shareholders' meeting.
All members have the right to examine the financial statements-
each business year.
The net profits resulting from the financial statements will thus be repaid-
Be broken down as follows:
a) 5% (five percent) to the reserve fund, within the limits
of article 2430 of the civil code;
b) the remaining part to the shareholders in proportion each shareholder possesses, unless otherwise decided by
the Assembly within the limits permitted by law.
ARTICLE 6
The company is governed by this deed and by the articles of association which, composed of 29 (twenty-nine) articles, here below is
Given in full:
"STATUT O"

OF A LIMITED LIABILITY COMPANY
Article 1 - A limited liability company is established-
under the name:
"AEGERION PHARMACEUTICALS SRL.".
Article 2 - The company headquarters is located in the Municipality of
Turin.
It may set up branches, branches, agencies and deposits.
The Administrative Body may transfer the registered office to-
the area of the Municipality indicated above; it is up to the members to establish secondary offices or the transfer
of the office in a Municipality other than the one indicated above.
Article 3 - The company is contracted for an indefinite period.
Members have the right of withdrawal pursuant to the article
2473 second paragraph of the civil code.
Article 4 - The company has as its object, within the limits of the law and subject to possession of any authorizations
prescribed by current legislation:
- marketing, distribution, promotion-
port-export of medicines and pharmaceutical products, including-
yes, active ingredients and intermediate products, medical devices, vaccines, serums, chemicals and any other product
similar. The company may also carry out and / or sponsor-
and / or finance any kind of experimentation or study
clinical (including observational studies) in Italy or
abroad in relation to the products mentioned above.

To achieve social goals and, therefore,
With a purely functional character and, therefore, absolutely not prevalent and without addressing the public and, in any case in the compliance with laws n. 1/1991, n. 197/1991 and of the D. Law n.
385/93, the company will be able to carry out all transactions-
industrial, financial, both securities and real estate-
useful or necessary for the achievement of the object-
as well as to take on interests and shareholdings, too
shares, in other companies, companies or institutions, both Italian and-
foreign, having purposes similar or similar to their own; in the respect-
of the aforementioned limits, the company may also contract
loans and mortgages of any amount at Banks, Institutes
of public and private credit and to provide bank guarantees, available-
mortgages and other guarantees in general, also in favor of
Third parties.
Article 5 - The share capital is equal to Euro 10,000.00
(ten thousand point zero zero).
The company will be able to increase capital both through new ones contributions both through the transfer of reserves to capital.
The capital increase through new contributions may -
occur through contributions in cash, of assets in kind, of
credits or any other asset item-
economic evaluation according to the decisions that will be made adopted by the shareholders at the time of the increase resolution.
The conferment can also take place through the service

an insurance policy or a bank guarantee-
with which they are guaranteed, for their entire value
assigned, the obligations assumed by the shareholder concerning the subject the provision of work or services to the company.
Article 6 - The domicile of the shareholders, for all relations with the company, is that resulting at the time of registration
of the company in the business register and / or at the moment of the registration in the business register -
of the participation and / or if different, the one communicated subsequently to the company by the shareholder.
Membership fees are freely transferable between members.
In the case of transfer of the quota to third parties not living shareholders, even free of charge, consent will be required-
of non-assigning shareholders.
In the absence of the prior consent of the non-assigning shareholders, the shareholder who intends to sell, in whole or in part, by deed between live your quota, communicate your decision to
all other members, by registered letter with acknowledgment-
return invoice sent to the resulting address at the
Business Register, indicating the requested price or the
quota value and payment methods.
Within the period of forfeiture of 30 (thirty) days from such news, the other members can exercise the right of pre-
action in proportion to the shares held and, always through
by registered letter with acknowledgment of receipt, communicate their decision to the shareholder who intends to sell.
If any of the shareholders does not intend to exercise the right to preemption, this right can be exercised pro-quota
by the other shareholders in the lapse of time in the following 15
(fifteen) days, by registered letter with acknowledgment-
return to be sent to the shareholder who intends to sell.
The lack of such communication in the terms indicated -
applies to renouncing to exercise the right itself.
In the event of non-compliance with the rules established by this letter article, the alienation will have no effect on society.
Article 7 - Payments on fees are required by the-
Administrative staff in the terms and in the ways it considers convenient and in accordance with the provisions of article 2466 of
Civil Code.
Article 8 - The company can acquire from the shareholders, subject to prior agreement-
individual sense of the same and also not in proportion
to the respective participation quotas, payments into account capital or non-repayable without repayment obligation or
stipulate with the partners, on the basis of personalized negotiations-
you, loans with repayment obligation, which are assumed
non-interest bearing, unless otherwise determined resulting from the deed written. All within the limits and with the foreseen methods e time allowed by law and regulation
current time.
Article 9 - Members' decisions can be taken

by resolution of the shareholders' meeting pursuant to art.
2479-bis of the Civil Code or through written consultation.
The decisions of the partners must in any case be adopted-
through a shareholders' resolution pursuant to art. 2479-bis cc with reference to the matters referred to in nos. 4 and 5 of the-
Article. 2479 of the Italian Civil Code or when one or more
administrators or a number of members representing at least one third of the share capital.
In the latter case, the request to operate by means of resolutions-
Shareholders' Meeting may be exercised only until the-
decision has not been perfected, like the-
following statements.
In the case of written consultation, the communication to the-
the shareholders' consent to the decision can also be made
by fax.
Non-meeting decisions are taken with a favorable vote-
the members who represent more than half of the capital-
In the event that the decision is adopted through consultation-
written statement, the written text of the same, from which-
The related topic is clearly understood and prepared by
one or more directors or by many shareholders who represent
at least one third of the capital. It is subjected to-
each member, with communication by registered letter or
telegram sent to members in the address shown in the book

of the members.
The communication will also be considered carried out where the text of the decision is dated and signed for taking -
commission from the requested member.
The requested member, if he considers it, gives his consent
in writing, signing the prepared text or others-
approving it in writing, as long as it is clear
consent to the decision.
The decision is validly validated when all the members
have been questioned and have expressed and communicated to
company its consent to the decision proposed by many
members who represent more than half of the share capital
within thirty days of sending the last communication.
The members' decision must be promptly recorded on the
book of minutes of shareholders' meetings by one or
multiple directors or persons expressly delegated to the-
I watch from the same members.
Article 10 - The duly constituted assembly represents
all shareholders and its resolutions, taken in accordance with the-
the law and the current statute, are binding on all shareholders-
absent and the dissenters.
The meeting can be convened, even outside of the-
legal location of the company, both in Italy and in any country of the European Union or in the United States of America, with the-
the exception the extraordinary assemblies must take
place in Italy before a notary.

Article 11 - The meeting is convened by the -
Administrative Body, in the cases provided for by the law and when the
Administrative Body deems it appropriate, or by many members who-
present at least one third of the share capital, with notice sent to members at least 5 (five) days off before
meeting, containing the indication of the day, time and
place of the meeting, as well as the indication of the topics on the agenda.
The notice can be sent by registered mail, telegram,
telex, fax or e-mail, or in any way suitable to
ensure timely information on the topics to be
treat, at the address or numbers indicated in the Register-
taken.
The assembly will be validly constituted even if it does not convene-
in accordance with the previous provisions, provided that the the related resolution participates in the entire share capital e the majority of the Administrative Body and the Board of Directors-
control (if any) are present or informed of the-
nion and its object and no one is opposed to the discussion
of the items on the agenda.
Article 12 - All those involved can attend the meeting
who are registered with the Companies register.
Any shareholder who has the right to attend the meeting can
to be represented in the same by another person, even not

partner, provided he is not in a condition of incompatibility provided for by the provisions in this regard contained in the-
Civil Code, by written proxy and the related document-
is kept in accordance with the article
2478, first paragraph, number 2) of the Civil Code.
Article 13 - The assembly is regularly constituted with the
presence of many members who represent more than half of the share capital and resolves by absolute majority and, in the-
foreseen cases by the nos. 4) and 5) of the second paragraph of the article
2479 of the civil code, with the favorable vote of the shareholders who they represent more than half of the share capital.
They remain, however, without prejudice to other provisions of the law or present statute that, for particular decisions, require
specific majorities.
Article 14 - The meeting is chaired, depending on the system of administration chosen, by the Sole Administrator or by
Chairman of the Board of Directors or of the amine-
designated by those present.
The President is assisted by a Secretary appointed in the
same way, except in the case where the report is drafted by
a Notary.
The Chairman of the meeting verifies the regularity of the-
establishment, ascertains the identity and legitimacy of the pre-
listen, adjust its progress and verify the results of
voting.

The report must be transcribed, without delay, in the minute book of the shareholders' meetings.
The members' assembly can also take place in several places, audio and / or related videos, and under the following conditions, which must be acknowledged in the relative minutes:
- that the president and the president are present in the same place meeting secretary who will provide training e
signing of the minutes;
- which is permitted to the Chairman of the Shareholders' Meeting-
re the identity and legitimacy of the participants, to regulate the conduct of the meeting, ascertaining and proclaiming the -
voting results;
- that the verbalizing subject is allowed to perceive
adequately the assembly events subject to minutes-
tion;
- that attendees are allowed to participate in the-
discussion and simultaneous voting on the topics on the
agenda, as well as viewing, receiving or transmitting-
documents;
- that the places of call are indicated in the call notice-
audio and / or videos connected by the company, in which the participants may consider the meeting carried out
in the place where the President will be present
or the President and the Secretary will be present.
In all connected audio and / or video locations where it is held the meeting must have an attendance sheet prepared.
Article 15 - The company is managed alternatively, a
choice of the members who provide for the appointment:
1) by a Sole Director;
2) by a board of directors composed of 2 (two) or
more members according to the number determined by the members at the time of the appointment;
3) by two or more directors with joint powers or
disjoint.
Directors may also be appointed as non-shareholders.
They cannot be appointed as directors and
if appointed, those who are in office lapse from office
conditions provided for in Article 2382 of the Civil Code.
The Administrative Body remains in office until revocation or resignation-
or for the more limited time that will be established by the shareholders at the time of appointment and may be re-elected.
The shareholders' meeting may decide the attribution of compensation of the Administrative Body, determining the amount.
Article 16 - The Administrative Body has the widest powers
for the ordinary and extraordinary management of the company, with faculty to carry out all the deeds that it deems necessary and / or appropriate for implementing and achieving the social purpose, excluding only those that the law or the present
statute reserve to the members' decision.
Article 17 - The Board of Directors, in the first

session following the meeting that made the appointment
and if the assembly itself has not done so, it elects
among its members the President.
If during the financial year one or more com-
the other directors shall replace them
with a specific resolution, as long as the majority is always constituted by directors appointed by the shareholders' meeting. The-
ministers appointed in this way remain in office until-
sima assembly or shareholders' decision.
When for any reason the majority of-
the directors shall be deemed to have lapsed the entire Board of
Administration and the meeting must be called urgently
for the complete reconstitution of it.
Article 18 - The decisions of the Board of Directors
they can be adopted by a collegiate method or through
written consultation.
In the case of a collective decision, the Board meets
at the registered office or at any other place, both in
Italy or in the countries of the European Union or in the United States of America, whenever the President deems it appropriate
or when a written request is made by the majority-
of the directors in office.
The Board of Directors is convened by means of-
sent to the address of each director and of each-
member of the Control Body (if any) at least

five days before the meeting; in cases of urgency the
term of call is reduced to one day.
The notice can be sent by registered mail, telegram,
telex, fax or e-mail, or in any way suitable to
ensure timely information on the topics to be
to deal.
Article 19 - Board meetings are chaired by
Chairman or, in the event of his absence or impediment, the
The Council appoints the President from among those present
of the meeting.
For the Council resolutions to be valid it is necessary-
the have present the majority of the directors in charge
Resolutions are passed by an absolute majority of those present-
The resolutions of the Board of Directors must be established from minutes drawn up by the President of the Council of -
Administration and the secretary.
The meetings of the Board of Directors can be held verbally-
Or also offered in audio-conferencing and / or videoconferencing-
following conditions that will be noted in the related minutes:
a) that the president and the president are present in the same place meeting secretary who will provide training e
signing of the report, since the meeting must be considered as completed-
in that place;

b) that the chairman of the meeting be allowed-
to verify the identity of the participants, to regulate the progress of the meeting, ascertain and proclaim the results of the-
voting;
c) that the verbalizing subject is allowed to perceive
adequately the events of the meeting subject to verbalization-
organization;
d) that attendees are allowed to participate in the
discussion and simultaneous voting on the topics on the-
agenda, as well as viewing, receiving or transmitting-
documents.
Article 20 - The Board of Directors, subject to the
powers that cannot be delegated pursuant to the law, can delegate their own attributions-
powers to the President or to his other members-
by determining the limits of the delegation and fixing-
any fees.
The Board of Directors may also appoint, among
its members, an Executive Committee delegating to it its-
own powers, all within the limits set by -
Article 2381 of the Civil Code.
Article 21 - The Administrative Body may appoint directors
technical and administrative, as well as special attorneys for individual acts or categories of acts, setting them if necessary the fees.
Article 22 - Social signature and legal representation

of the company are entitled, before third parties and in court, depending on the type of administration chosen:
1) to the Sole Director;
2) to the Chairman of the Board of Directors;
3) to each of the administrators in the case of administration-
separate or jointly in the case of administrative-
joint pluralism.
Article 23 - The member has the right of withdrawal in the cases provided for by law.
For the identification of the cases in which the members
Recognize the right of withdrawal, for the determination of the related mode of operation, for the setting of terms and for
all else pertaining to it including the criteria for the
determination of the value of the share of the resigned shareholder and the related liquidation procedure is expressed-
reference to the provisions contained in the Civil Code
and, in particular, to articles 2473 and 2437 bis of the Italian Civil Code.
The right of withdrawal can be exercised only with references-
to the entire quota held by the withdrawing shareholder.
Article 24 - The financial year closes on 31 December of
every year.
The Administrative Body in accordance with the law and the laws-
provisions of these operating rules, provides
fora the preparation of the financial statements, composed and accompanied by the regulations of article 2423 of the civil code, to be submitted to the

approval of the shareholders' meeting.
All members have the right to examine the financial statements-
of each business year.
Article 25 - The net profits shown in the financial statements-
no so distributed:
a) 5% (five percent) to the reserve fund, within the limits
of article 2430 of the civil code;
b) the remaining part to the shareholders in proportion to the shareholding-
by each possessed, unless otherwise decided by -
the Assembly within the limits permitted by law.
Article 26 - In the cases provided for by law or if the shareholders they deem it appropriate the management of the company will be-
controlled by a control body that, upon decision of the shareholders may be constituted by a single effective member having
legal requirements or by a Board of Statutory Auditors.
The Board of Statutory Auditors will be composed of three standing auditors and two substitutes (all registered in the register of auditors accounting offices set up by the Ministry of Justice-
mined by decision of the shareholders who also provide for the-
signing of the President and determination of the remuneration due to the statutory auditors.
The auditors remain in office for three financial years, up to-
the meeting called to approve the financial statements
of the last financial year of the three-year period in relation to which they are been appointed.

The control body, be it monocratic or collegial, and-
also carries out the statutory audit.
In the event of the appointment of a control body, including monocrats-
the provisions on the Board of Statutory Auditors set forth-
for joint stock companies apply.
Article 27 - Coming in at any time and for any-
reason the company wants to be dissolved, the shareholders' meeting determines-
the methods of liquidation and appoints one or more liquidators-
And employers and sets their powers.
Article 28 - All disputes arising between shareholders or-
among the shareholders and the company have the objection rights available in relation to the social relationship (except
of those in which the law requires the obligatory intervention-
Public Prosecutor's Office) are assigned to a college
three-member arbitrator to be appointed,
at the request of the most diligent party, by the president of the Tri-
court in which the company is based. The arbitration panel-
will establish its determination according to the law in a viable way-
by observing, for the purposes of its own competence and the procedure-
the mandatory rules of the code of civil procedure
and special laws on the subject.
Seat of the arbitration will be in the Municipality where the company is based.
Article 29 - For everything not foreseen in the present schedule-
all the parties refer to the provisions of the law which-
regulate them.

ARTICLE 7
The expenses of this deed and its costs are to be paid
by the company in amount approximately Euro
3500.00 (three thousand five hundred point zero zero)
Of the present deed partly written with electronic systems by trusted person and partly written by my hand on
six sheets for twenty-three facades I read to the appearing
Party and he approves it.
Signed at 13.00 (thirteen).
SIGNED. PAOLA THE LICATA
MATILDE COVONE Notary - seal